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                                                                          Exhibit 11

                                                      COMMERCE GROUP CORP. AND CONSOLIDATED SUBSIDIARIES

                                                        SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE

                                                                         Years Ended March 31
                                                                    2001               2000                 1999
                                                       --------     ----   --------    ----   -----------   ----

BASIC

Net income (loss) for primary income per common
share                                                      $     129,790       $  (396,232)         $   (90,266)
                                                           =============       ============         ============

Weighted average number of common shares
outstanding during the year - basic                           14,174,662         12,172,867           11,165,127
                                                       ==     ==========   ==    ==========   ==      ==========

Income (loss) per common share - basic                   $         .0092     $      (.0326)       $      (.0081)
                                                         ===============     ==============       ==============

DILUTED

Net income (loss) for basic and diluted income per
common share                                               $     129,790       $  (396,232)        $    (90,266)
                                                           =============       ============        =============

Weighted average number of common shares used in
calculating income per
common share                                                  14,174,662         12,172,867           11,165,127

Add incremental shares representing:
  Shares issuable upon exercise of stock
  options                                                        920,000          1,254,900              977,400

Shares issuable upon payment of stock loans and
interest                                                               0                  0               45,606

Stock rights                                                           0            625,235              625,235
                                                       -----------------   -----    -------   -----      -------

Weighted average number of shares used in
calculation of fully diluted income per share
                                                              15,094,662         14,053,002           12,813,368
                                                              ==========         ==========           ==========

Fully diluted income (loss) per common
share                                                      $       .0086       $    (.0282)        $     (.0070)
                                                           =============       ============        =============
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